UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 28, 2008

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	000-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c)           We previously reported that, effective August 28, 2008, the executive committee of our board of directors elected Darius H. Gilanfar as our Chief Operating Officer.  The following information amends our prior report.

On December 2, 2008, we entered into an employment and severance agreement with Mr. Gilanfar providing for his continued employment as Chief Operating Officer on an at-will basis at an annual base salary of $202,860.  He also is entitled to participate in employee benefit plans, policies, programs, perquisites and arrangements that are provided generally to similarly situated executive employees of our company.

Mr. Gilanfar’s employment agreement provides for the payment of severance pay equal to 12 months of monthly base salary if (1) his employment is terminated by our company without cause (other than due to death or disability); or (2) there has been a change of control of our company, and (a) he is an active and full-time employee at the time of the change in control, and (b) within 12 months following the date of the change of control, his employment is involuntarily terminated for any reason other than for cause or death or disability.  In addition to the severance payment, we would pay Mr. Gilanfar a pro-rated bonus due him pursuant to any bonus plan or arrangement in which he participates at the time of the termination of his employment.  Such bonus would be reduced by the amount of cash severance benefits to which Mr. Gilanfar may be entitled pursuant to any other cash severance plan, agreement, policy or program.

In addition, Mr. Gilanfar has agreed to certain nondisclosure provisions during the term of his employment and any time thereafter, and certain non-competition and non-recruitment provisions during the term of his employment and for a period of 12 months thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: December 4, 2008	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer